Exhibit 99.1

F&M Bank Corp. Announces Date and Location Change
for its 2020 Annual Meeting of Shareholders
Annual Meeting to be webcast in virtual-only format

TIMBERVILLE, VA – April 17, 2020 – F & M Bank Corp. (OTCQX: FMBM), parent company of Farmers & Merchants Bank, announced today that the date and location of its 2020 annual meeting of shareholders has been changed.  The Annual Meeting will now be held on Tuesday, May 5, 2020 at 10:00 a.m. Eastern Time.  In addition, in light of the ongoing coronavirus (COVID-19) pandemic and taking into account the guidance and protocols issued by public health authorities and federal, state and local governments, this year's annual meeting will be a completely virtual meeting of shareholders and will be conducted via live webcast.

Shareholders of record as of the close of business on March 2, 2020, may participate in the meeting virtually by visiting www.virtualshareholdermeeting.com/FMBM2020. To vote in the virtual meeting, shareholders must enter the control number found on the proxy card or voting instruction form previously received. If you hold your shares through a bank, broker or other holder of record and wish to attend and vote during the virtual meeting, you will need to contact your broker or agent to obtain a legal proxy from the institution that holds their shares.

Additional information regarding participation in the virtual meeting can be accessed at: http://www.snl.com/irweblinkx/GenPage.aspx?IID=1017974&GKP=203204.

About F&M Bank Corp.

F & M Bank Corp. is an independent, locally-owned, financial holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s fourteen banking offices in Rockingham, Shenandoah, Page and Augusta Counties, Virginia. The Bank also provides additional services through a loan production office located in Penn Laird, VA and through its subsidiaries, VBS Mortgage, LLC (DBA F&M Mortgage) and VSTitle, LLC located in Harrisonburg, VA. Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-8941.

Source:	F & M Bank Corp.
Contact:	Carrie Comer, EVP/Chief Financial Officer
540-896-8941 or ccomer@FMBankVA.com